Exhibit 10.42

EMPLOYMENT AGREEMENT

The parties to this employment agreement (“Agreement”) dated this 18th day of July, 2006 are Planar Systems, Inc. (“Company”) and Paul Gulick (“Employee”).

RECITALS

A. WHEREAS, Employee has been an employee and valued contributor to Clarity Systems, Inc. (“Clarity”);

B. WHEREAS, Company, Clarity, and other parties have entered into that certain Agreement And Plan Of Merger And Reorganization (the “Merger Agreement”); and

C. WHEREAS, Company wishes to obtain the services of Employee following the closing of the transaction contemplated in the Merger Agreement and Employee wishes to provide such services, all under the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

EMPLOYMENT; TERM; TERMINATION

1.1 Employment. Upon the terms and conditions set forth in this Agreement, effective as of the Closing Date, as that term is defined in the Merger Agreement, Company shall employ Employee in the position of Chief Technology Officer and Employee accepts such employment.

1.2 Term. The term of this Agreement shall begin on the Closing Date and extend until it is terminated pursuant to Article 3 of this Agreement; provided, however, that commencing on the first anniversary date of this Agreement and each anniversary date thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such anniversary date, the Company or you shall have given notice that this Agreement shall not be extended; provided, however, that this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a Change in Control, as defined in Section 3.2 hereto, shall have occurred during such term (the “Term”). Notwithstanding anything in this Section 1.2 to the contrary, this Agreement shall terminate if you or the Company terminate your employment prior to a Change in Control as defined in Section 3.2 hereof.

1.3 Termination. Termination of this Agreement also terminates Employee’s employment with Company. Employee is an “at-will” employee of the Company. Company may terminate this Agreement and Employee’s employment at any time with or without Cause upon written notice to Employee, subject to providing such benefits as may be provided in Article 3. Any purported termination by the Company or by Employee shall be communicated

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by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate whether termination is with or without Cause, for Disability or for Good Reason, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment for Cause or Good Reason (as all such capitalized terms are hereinafter defined). This Agreement shall terminate automatically immediately upon Employee’s death.

ARTICLE 2

COMPENSATION

2.1 Compensation. For all services rendered under this Agreement, Company shall pay Employee a base salary at the rate of Eighteen Thousand Three Hundred Seventy-Five Dollars ($19,166) per month (annual rate of $230,000), payable in accordance with Company’s usual payroll practices (“Base Salary”). All compensation provided to Employee under this Agreement, whether by way of Base Salary, bonus, severance or otherwise, shall be reduced by such amounts as are required to be withheld by law. In addition, Employee shall be eligible for the opportunity to earn up to sixty (60%) of Employee’s annual Base Salary pursuant to an annual performance incentive bonus plan based upon individual and Company performance milestones to be determined by Company. The incentive bonus is earned and paid quarterly. Employee must be employed through the end of the quarter in order to be eligible for a bonus for that quarter. Employee’s bonus will be pro-rated for the quarter in which Employee begins employment with the Company based upon the number of days Employee is employed with Company during that quarter.

2.2 Employee Benefit Plans. Employee shall be entitled to participate in any and all employee welfare and health benefit plans (such as life insurance, health and medical, dental and disability plans) and other employee benefit plans, including but not limited to any 401(k) plans, established by the Company from time to time for the benefit of all employees of the Company, which plans shall include at a minimum health insurance and a retirement plan. Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Except as stated in this paragraph, nothing herein contained shall be construed as requiring the Company to establish or continue any particular benefit plan.

2.3 Paid Time Off. Employee shall be entitled to paid vacation and other paid time off in accordance with Company’s standard policies regarding accrual and use of vacation and other paid time off.

2.4 Reimbursement of Business Expenses. Company shall reimburse Employee’s reasonable and necessary business expenses subject to Company’s policies regarding accounting for and requesting such reimbursement.

2.5 Directors’ and Officers’ Insurance. Company shall maintain during the Term directors’ and officers’ liability insurance applicable to Employee upon his appointment as an officer of the Company. Such coverage shall be in amounts customary for similarly situated companies.

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ARTICLE 3

EFFECT OF TERMINATION

3.1 Payment Upon Termination. Upon termination of this Agreement for any reason, Company shall pay Employee accrued wages, including earned but unpaid Base Salary and any earned but unpaid bonus owing to Employee through the date of termination. Except as expressly stated in this Agreement, Employee shall not be entitled to any bonuses or incentives which are not earned at the time of the termination and will not be entitled to any severance pay or benefits continuation (except as may otherwise be required by law) or any other compensation of any kind.

3.2 Change in Control Termination. This Section 3.2 is applicable in the event, within twenty-four (24) months after a Change in Control, Employee is terminated or resigns for Good Reason, unless such termination is (A) because of Employee’s death; (B) by the Company for Cause or Disability or (C) by Employee other than for Good Reason (as all such capitalized terms are hereinafter defined).

3.2.1 “Change in Control” Definition. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(i) The approval by the Company’s shareholders of a merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation would have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation;

(ii) The acquisition (other than directly from the Company) by any person or entity, or group of associated persons or entities acting in concert of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing twenty-five percent (25%) or more of the total combined voting power of the Company’s then issued and outstanding securities;

(iii) The approval by the Company’s shareholders of the sale of all or substantially all of the assets of the Company to any person or entity which is not a wholly-owned subsidiary of the Company;

(iv) The approval by the Company’s shareholders of any plan or proposal for the liquidation of the Company; or

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(v) A change in the Board occurring with the result that the members of the Board on the effective date hereof (the “Incumbent Directors”) no longer constitute a majority of such Board, provided that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

3.2.2 “Disability” Definition. Termination by the Company of Employee’s employment based upon “Disability” shall mean termination because of Employee’s absence from Employee’s duties with the Company on a full-time basis for a continuous period of five (5) months as a result of Employee’s incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to Employee following such absence, Employee shall have returned to the full-time performance of Employee’s duties.

3.2.3 “Good Reason” Definition. Termination by Employee of Employee’s employment for “Good Reason” shall mean a good faith determination by Employee, in Employee’s reasonable judgment, that any one or more of the following events has occurred without Employee’s express written consent:

(i) A change in Employee’s responsibilities, titles or offices as in effect immediately prior to the Change in Control, or any removal of Employee from, or any failure to re-elect Employee to, any of such positions, which has the effect of materially diminishing Employee’s responsibility or authority;

(ii) A reduction by Company in Employee’s Base Salary as in effect immediately prior to the Change in Control or any failure to pay Employee any compensation or benefits to which Employee is entitled when due;

(iii) A requirement by Company that Employee be based anywhere other than within 25 miles of Beaverton, Oregon;

(iv) Without replacement by Plans, programs or arrangements which when taken as a whole provide benefits to Employee at least reasonably comparable to those discontinued or adversely affected, the (A) failure by Company to continue in effect (without reduction in benefit level and/or reward opportunities), any material compensation or employee benefit Plan, program or arrangement in which Employee was participating immediately prior to a Change in Control; or (B) taking of any action by Company that would materially adversely affect Employee’s participation or materially reduce Employee’s benefits under any of such Plans, programs or arrangements;

(v) The failure by Company to obtain an agreement reasonably satisfactory to Employee from any successor or assign of the Company to assume and agree to perform this Agreement; or

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(vi) Any material breach of this Agreement by Company which breach is not remedied for a period of thirty (30) days following written notice by Employee to Company, which notice specifically identifies the nature of the breach.

For purpose of this Section 3.2, “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance, or relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

3.2.4 Date of Termination. For purposes of this Section 3.2, “Date of Termination” shall mean: (a) if Employee’s employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of Employee’s duties on a full-time basis during such thirty (30)-day period); (b) if Employee’s employment is to be terminated by the Company for Cause, the date on which a Notice of Termination is given; and (c) if Employee’s employment is to be terminated by Employee or by the Company for any other reason, the date specified in the Notice of Termination, which shall be a date no earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination. Notwithstanding anything in the foregoing to the contrary, if the party receiving the Notice of Termination has not previously agreed to the termination, then within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination may notify the other party that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrator in a proceeding as provided in Section 6.3 hereof.

3.2.5 Compensation Upon Termination or During Disability. During any period following a Change in Control that Employee fails to perform Employee’s duties as a result of incapacity due to physical or mental illness, Employee shall continue to receive Employee’s full Base Salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until Employee’s employment is terminated. Thereafter, Employee’s benefits shall be determined in accordance with the Plans then in effect.

3.2.6 Compensation Upon Termination for Cause or Death. If Employee’s employment shall be terminated for Cause or as a result of Employee’s death following a Change in Control of the Company, the Company shall pay Employee Employee’s full Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to Employee. Thereupon the Company shall have no further obligations to Employee under this Agreement.

3.2.7 Compensation Upon Termination Without Cause or For Good Reason. If within twenty-four (24) months after a Change in Control shall have occurred, as defined in Section 3.2.1 above, Employee’s employment by the Company shall be terminated

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(a) by the Company other than for Cause or Disability or as a result of Employee’s death; or (b) by Employee for Good Reason, Employee shall be entitled, without regard to any contrary provisions of any Plan, to the following severance benefits, subject to satisfaction of the Release of Claims requirement specified in Section 3.7 hereof:

(i) The Company shall pay Employee’s full Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to Employee (including amounts which previously had been deferred at Employee’s request);

(ii) As severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to Employee in a single payment an amount in cash equal to (1) an amount equal to one and one-half (1.5) times the higher of (A) Employee’s annual Base Salary at the rate in effect just prior to the time a Notice of Termination is given, or (B) Employee’s annual Base Salary in effect immediately prior to the Change in Control, plus (2) an amount equal to one and one-half (1.5) times the higher of (A) Employee’s target bonus for the year in which a Notice of Termination is given, or (B) Employee’s target bonus for the year in which the Change in Control occurs;

(iii) For an eighteen (18)-month period after the Date of Termination, the Company shall arrange to provide Employee and Employee’s dependents with life, accident, medical and dental insurance benefits substantially similar to those which Employee was receiving immediately prior to the Change in Control of the Company. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by Employee pursuant to this Section 3.2.7 to the extent that a similar benefit is actually received by Employee from a subsequent employer during such eighteen (18)-month period, and any such benefit actually received by Employee shall be reported to the Company;

(iv) Any and all outstanding shares of restricted stock (except shares of restricted stock with performance-based vesting) and any and all outstanding options to purchase stock of the Company (or any successor) held by Employee that, in each case, would otherwise vest and become exercisable during the eighteen (18)-month period after the Date of Termination shall immediately vest and become exercisable in full; and

(v) The Company shall pay Employee for any vacation time earned but not taken at the Date of Termination, at an hourly rate equal to Employee’s annual Base Salary as in effect immediately prior to the time a Notice of Termination is given divided by 2,080.

Except as specifically provided in this Section 3.2.7, the amount of any payment provided for in this Section shall not be reduced, offset or subject to recovery by the Company by reason of any

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compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise. Employee’s entitlements under Section 3.2 are in addition to, and not in lieu of any rights, benefits or entitlements Employee may have under the terms or provisions of any Plan.

3.3 Termination By Company During Two-Year Period Following Closing Date. If at any time prior to the two-year anniversary of the Closing Date Company terminates the Agreement without Cause as defined in Section 3.5 hereof, or Employee terminates this Agreement for Good Reason, as defined in Section 3.2.3 hereof, and if Section 3.2 is inapplicable, Company shall pay Employee accrued wages (Base Salary and any earned bonus) owing through the termination date and within fifteen (15) days after Employee’s satisfaction of the release of claims requirement set forth in Section 3.7 below, pay Employee severance pay equal to: (i) twelve (12) months’ Base Salary; plus (ii) any quarterly bonus earned through date of termination; plus (iii) a prorated portion of any annual bonus that Employee could have received in the year during which Employee’s employment is terminated determined by calculating the product of (1) the amount of the Annual Bonus that Employee could have earned in such year based upon achievement through the date of termination of employment of any listed performance factors annualized as appropriate, and (2) a fraction, the numerator of which is the number of days through the date of termination in the year with respect to which the annual bonus relates, and the denominator of which is the total number of days in the applicable year. In addition, subject to Employee’s satisfaction of the release of claims requirement referenced in Section 3.7 below, if Employee is eligible for and properly elects to, continue his group health coverage under COBRA, Company shall reimburse Employee for the amount of the monthly premiums Employee pays for such COBRA coverage up to a maximum of twelve (12) months.

3.4 Termination By Employee. If the Notice of Termination is given by Employee and if Section 3.2 and Section 3.3. are not applicable, Company shall pay Employee his Base Salary through the date of termination (not to exceed 60 days from the date of notice), subject to termination for Cause in the interim. Company shall have no obligation to pay Employee a pro rata portion of any bonus, incentive, severance pay or benefits (except as required by law) or any other compensation of any kind.

3.5 Definition of “Cause.” For purposes of this Article 3, “Cause” shall mean any one or more of the following reasons: (a) fraud or misrepresentation by Employee; (b) theft or embezzlement of Company assets; (c) intentional violations of law involving moral turpitude; (d) Employee’s continued failure to satisfactorily perform the duties reasonably assigned to Employee for a period of thirty (30) days after a written demand for such satisfactory performance which specifically and with reasonable detail identifies the manner in which it is alleged that Employee has not satisfactorily performed such duties; provided, however, that no termination for Cause pursuant to this subparagraph (d) will be effective until after Employee, together with his or her counsel, has had an opportunity to be heard before the Board; and (e) any material breach of this Agreement which, if curable, has not been cured within thirty (30) days after written notice to Employee of such breach.

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3.6 Golden Parachute Excise Tax Provision.

3.6.1 Notwithstanding any other provision of this Agreement, if any payment or benefit Employee would receive in connection with a Change of Control of the Company or otherwise (each a “Payment” and collectively the “Payments”) could constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall reduce the Payments so that the maximum amount of the Payments shall be One Dollar ($1) less than the amount that would cause the Payments to be subject to the excise tax imposed by Section 4999 of the Code.

3.6.2 If a reduction in Payments is necessary under Section 3.6.1, reduction shall occur in the following order unless Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of any options to purchase stock; cancellation of accelerated vesting of any restricted stock; and reduction of any employee benefits. A nationally-recognized accounting firm selected by the Company shall perform the calculations required by this Agreement. The Company shall bear all reasonable expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with supporting documentation, to the Company and Employee promptly after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company, including a reasonable time prior to the Payment trigger date. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Employee and the Company.

3.7 Release of Claims; No Mitigation. In each and every circumstance where this Agreement requires the Company to pay severance to Employee or to provide any other benefit following the termination of this Agreement other than pay or benefits required by law, the obligation to pay severance or provide benefits shall be contingent upon Employee’s execution, return, and non-revocation of a full release of claims agreement (“Release”) satisfactory to the Company. The Release shall provide, without limitation, that the Employee releases any and all claims against the Company, its related corporations, predecessors, successors, assigns, agents and employees. Company shall deliver a form of Release to Employee on or within thirty (30) days after termination of this Agreement. The Release shall be executed and returned to Company on or before 21 days (or 45 days in the event the Older Worker Benefit Protection Act requires 45 days for a valid release of age discrimination claims) following the date the Release is delivered by the Company to Employee. The Company shall not be obligated to pay severance or provide any other compensation or benefits of any kind except as required by law, unless and until any revocation period stated in the Release shall have passed without Employee revoking the Release. The Company acknowledges and agrees that, in the event a provision of this Agreement requires Company to pay Employee severance, Employee shall be entitled to receive his or her entire severance payment regardless of any income that Employee may receive from other sources.

3.8 Sole Remedy. The compensation provided for in this Article 3 shall constitute Employee’s sole remedy for termination or breach of this Agreement. Notwithstanding any other

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provision of this Agreement, in no event shall Employee be entitled to severance under more than one Section of this Agreement. Except as expressly stated in this Article 3, Employee shall not be entitled to any other termination or severance payment which may be payable to the Employee under any other agreement between the Employee and the Company or under any policy in effect at, preceding, or following the date of termination.

ARTICLE 4

CONFIDENTIALITY AND PROPRIETARY RIGHTS

Employee hereby agrees to the terms and conditions of the Company’s standard Confidentiality and Proprietary Rights Agreement addressing confidential information, non-solicitation and assignment of inventions in the form attached hereto as Exhibit A.

ARTICLE 5

WAIVER OF RIGHTS UNDER PRIOR AGREEMENT

Employee and Clarity Visual Systems, Inc. are parties to that certain Clarity Visual Systems, Inc. Change in Control Agreement signed and dated as of March 2004 (the “Clarity Change in Control Agreement”). As a condition of, and in consideration of the benefits provided in this Agreement and for other good and valuable consideration, Employee hereby waives, releases and forever gives up any benefit, entitlement or claim that Employee has or may have under the Clarity Change in Control Agreement, including but not limited to any contractual right to receive compensation or financial benefits pursuant to the Clarity Change in Control Agreement.

ARTICLE 6

MISCELLANEOUS

6.1 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to such party at its address as set forth below (“Notice”). Either party may change its address by Notice to the other party given in the manner set forth in this Section. Any Notice, if mailed by properly addressed, postage-prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the third business day thereafter or when it is actually received, whichever is sooner.

If to Employee:

Paul Gulick

If to Company:

Attention: President
Planar Systems, Inc.
1195 NW Compton Drive
Beaverton, Oregon 97006-1992

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6.2 Mediation. In case of any dispute arising under this Agreement that cannot be settled by reasonable discussion, the parties agree that, prior to commencing any arbitration proceeding as contemplated by Section 6.3 below, they will first engage the services of a professional mediator and attempt in good faith to reach a consensual solution with the assistance of the mediator. If the parties are unable to agree upon the identity of a mediator, either party may request the appointment of a mediator by the Arbitration Service of Portland, Inc., or comparable dispute resolution service. Company shall pay the mediator’s fees and expenses and each party shall pay all of its own attorneys’ fees and expenses related to the mediation.

6.3 Arbitration. If the parties are unable to reach consensual agreement through mediation, then any dispute shall be submitted exclusively to final and binding arbitration in Multnomah County, Oregon before a single arbitrator in accordance with the rules and procedures of the Arbitration Service of Portland, Inc., or comparable arbitration service agreed to by the parties.

Employee is advised that in agreeing to arbitrate disputes, Employee is giving up the legal right to have his or her claims decided by a judge or jury. Instead, the dispute will be decided by a neutral arbitrator. Employee should consult legal counsel if he or she has any questions about these rights. The arbitration requirement extends to all disputes between Employee and Company, including without limitation all employment discrimination, harassment and retaliation claims, wage and hour disputes, family medical leave disputes, wrongful termination, and breach of contract or tort claims.

6.4 Governing Law and Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Oregon. The exclusive jurisdiction for any action to interpret or enforce this Agreement that is not subject to arbitration, if any, shall be Multnomah County, Oregon.

6.5 Waiver. Company’s failure to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this Agreement or of the right to demand strict performance in the future.

6.6 Successors and Assigns. This Agreement shall be binding upon Employee’s heirs, executors, administrators or other legal representatives and may be assigned and enforced by Company, its successors and assigns.

6.7 Entire Agreement. This Agreement and its Exhibit(s) constitutes the entire agreement of Company and Employee with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous agreements with respect to its subject matter. This Agreement may only be modified or amended in a writing signed by the parties hereto.

6.8 Severability and Enforcement. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid obligations, provisions, or applications.

6.9 Board Approval. This Agreement is not effective unless and until it is approved by a formal resolution of the Board.

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6.10 Opportunity for Review. Employee acknowledges that he has carefully read the foregoing Agreement, understands its contents, and has signed it voluntarily.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year stated below.

PAUL GULICK	PLANAR SYSTEMS, INC.

/s/ Paul Gulick	By:	/s/ Gerald Perkel
Gerald Perkel
President and Chief Executive Officer

Date: July 18, 2006	Date: July 18, 2006

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